Exhibit 10.2

AGL RESOURCES INC.
AMENDED AND RESTATED
2006 NON-EMPLOYEE DIRECTORS EQUITY COMPENSATION PLAN

1.           Background.  This Plan is the successor plan to the AGL Resources Inc. Amended and Restated 1996 Non-Employee Directors Equity Compensation Plan (the “1996 Plan”).  The 1996 Plan was originally established, effective February 1, 1996, as the Atlanta Gas Light Company 1996 Non-Employee Directors Equity Compensation Plan.  The 1996 Plan was amended and restated effective as of April 17, 2002.  This Plan shall be known as the AGL Resources Inc. 2006 Non-Employee Directors Equity Compensation Plan (the “Plan”).  The Plan was amended and restated effective as of December 9, 2011.

2.           Purpose.  The Plan is intended to (a) attract and retain highly qualified individuals to serve as members of the Board of Directors of the Company, (b) align Non-employee Directors’ compensation more closely to the Company’s performance and its shareholders’ interests, and (c) provide Non-employee Directors with competitive compensation and an ownership interest in the Common Stock of the Company.

3.           Defined Terms.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Annual Retainer” means the annual retainer (excluding expenses) payable by the Company to a Non-employee Director pursuant to Section 7(a) hereof for service as a director of the Company, as such amount may be fixed from time to time by resolution of the Board.

“Board” means the Board of Directors of the Company.

“Change in Control” shall be deemed to have occurred on:

(a) The date any one person, or more than one person acting as a group (as determined under Treasury Regulation 1.409A-3(i)(5)(v)(B), a “Group”), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  If any one person or Group is considered to own more than 50% of the total fair market value or total voting power of the Company, the acquisition of additional control of the Company by the same person or Group is not considered to cause a Change in Control of the Company;

(b) The date any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

(c) The date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or

(d) The date that any one person or Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is intended that there will be a Change in Control under the Plan only to the extent such event or transaction would constitute a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5) and thus the provisions of the definition of Change in Control shall be applied and interpreted consistent with the provisions of such Treasury Regulation, as amended from time to time; recognizing however, that the definition of Change in Control in the Plan may be more restrictive in certain respects than the definition contained in Treasury Regulation Section 1.409A-3(i)(5).

“Committee Chair Retainer” means the annual retainer payable by the Company to a Non-employee Director pursuant to Section 7(b) hereof for service as the chairperson of a designated committee of the Board, as such amount may be fixed, and such committee may be designated, from time to time by resolution of the Board.

“Common Stock” means the common stock, par value $5.00 per share, of the Company.

“Company” means AGL Resources Inc., a Georgia corporation.

“Election Form” means a form pursuant to which a Non-employee Director elects the form of payment for his or her Annual Retainer, as provided in Section 8 hereof.

“Fair Market Value” of the Common Stock, as of any date, means the most recent closing sale price per share of the Common Stock as published in the Eastern Edition of The Wall Street Journal report on the New York Stock Exchange Composite Transactions (or other established exchange on which the Common Stock is listed).

“Lead Director Retainer” means the annual retainer payable by the Company to a Non-employee Director pursuant to Section 7(c) hereof for service as the lead director of the Board, as such amount may be fixed from time to time by resolution of the Board.“Non-employee Director” means a director of the Company who is not an employee of the Company or of any of its subsidiaries or affiliates.

“Plan” means the AGL Resources Inc. Amended and Restated 2006 Non-Employee Directors Equity Compensation Plan, as the same may be amended from time to time.

“Plan Year” means the approximate twelve-month period beginning on the date of the annual shareholders meeting of the Company in each year which, for purposes of the Plan, is the period for which Retainers are earned.

“Prevailing Retainers” shall mean the amount and form of the Retainers, as fixed from time to time by resolution of the Board and set forth on Exhibit A to this Plan.

“Retainers” shall mean, collectively, the Annual Retainer, Committee Chair Retainer, and Lead Director Retainer.

“Stock Grant Date” has the meaning set forth in Section 8(a) of the Plan.

“Termination of Service” means the termination (by death, retirement or otherwise) of a Non-employee Director’s service as a director of the Company.

4.           Administration.  The Plan shall be administered by the Board.  Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned, including the Company, its shareholders, Plan participants and their beneficiaries.  The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

5.           Shares Subject to Plan.  The total number of shares of Common Stock that may be issued under the Plan is 200,000 shares, subject to adjustment in accordance with the provisions of Section 9.  Such shares may be authorized but unissued shares, shares held by the Company in its treasury, or shares of Common Stock purchased by the Company in the open market.

If on any Stock Grant Date, shares of Common Stock are not available to grant to Non-employee Directors the full amount of a grant contemplated by the Plan, then each Non-employee Director shall receive a reduced grant (a “Reduced Grant”) of shares, as the case may be, in an amount equal to the number of shares of Common Stock then available, divided by the number of Non-employee Directors as of the applicable Stock Grant Date.  Fractional shares shall be ignored and not granted.

If a Reduced Grant has been made and, thereafter, during the term of the Plan, additional shares of Common Stock become available for grant, then each person who was a Non-employee Director both on the Stock Grant Date on which the Reduced Grant was made and on the date additional shares of Common Stock become available (a “Continuing Non-employee Director”) shall receive an additional grant of shares, as the case may be.  The number of newly available shares shall be divided equally among the awards granted to the Continuing Non-employee Directors; provided, however, that the aggregate number of shares of Common Stock subject to a Continuing Non-employee Director’s additional grants plus any prior Reduced Grant to the Continuing Non-employee Director on the applicable Stock Grant Date shall not exceed that number of shares he or she was originally entitled to receive as of the date on which the applicable Reduced Grant was made.  If more than one Reduced Grant has been made, available shares shall be granted beginning with the earliest such Stock Grant Date.

6.           Eligibility.  All active Non-employee Directors shall automatically be participants in the Plan.

7.           Elements of Non-employee Director Compensation.

(a)           Annual Retainer. Each Non-employee Director shall be paid an Annual Retainer for service as a director during each Plan Year, payable in such form as shall be elected by the Non-employee Director in accordance with Section 8(a).  The amount and form of the Annual Retainer shall be fixed from time to time by resolution of the Board. Each person who first becomes a Non-employee Director on a date other than an annual meeting date shall be paid a pro-rata retainer.  Payment of such prorated Annual Retainer shall begin on the date that the person first becomes a Non-employee Director.

(b)           Committee Chair Retainer.  Each Non-employee Director who serves as the chairperson of a committee of the Board shall be paid a Committee Chair Retainer for service as chairperson of such committee during the Plan Year, payable in such form as shall be elected by the Non-employee Director in accordance with Section 8(a).  The amount and form of the Committee Chair Retainer shall be fixed from time to time by resolution of the Board. Each person who first becomes chairperson of a committee of the Board on a date other than an annual meeting date shall be paid a pro-rata Committee Chair Retainer.  Payment of such prorated Committee Chair Retainer shall begin on the date that the person first becomes chairperson of the committee.

(c)           Lead Director Retainer.  The Non-employee Director who serves as the lead director of the Board shall be paid a Lead Director Retainer for service as lead director during the Plan Year, payable in such form as shall be elected by the Non-employee Director in accordance with Section 8(a).  The amount and form of the Lead Director Retainer shall be fixed from time to time by resolution of the Board. Each person who first becomes lead director on a date other than an annual meeting date shall be paid a pro-rata Lead Director Retainer.  Payment of such prorated Lead Director Retainer shall begin on the date that the person first becomes lead director.

(d)           Holding Period.  Non-employee Directors shall be required to hold shares awarded under the Plan until the earlier of (i) five years from the Stock Grant Date; (ii) a Non-employee Director’s termination of service; or (iii) a Change in Control of the Company.

8.           Alternative Payment Methods for Retainers.

(a)           Payment of Retainers.  At the election of each Non-employee Director, the Retainers for a given Plan Year shall be (i) an amount payable in cash (pursuant to the terms of the Prevailing Retainers), in equal quarterly payments payable in advance beginning on the date of the annual shareholders meeting (i.e., the first day of the Plan Year) and on the dates three, six and nine months therefrom, or (ii) payable by a grant on the day of the annual shareholders meeting (the “Stock Grant Date”) of that number of shares (rounded up to the nearest whole share) of Common Stock determined by dividing the applicable Retainers (or, if applicable, the Retainers less the value of the amount of the Retainers to be taken in cash and/or deferred under the AGL Resources Inc. 1998 Common Stock Equivalent Plan for Non-Employee Directors, as Amended  (the “CSE Plan”)) by the Fair Market Value per share of Common Stock on the Stock Grant Date, or (iii) deferred under the CSE Plan.

Any shares of Common Stock granted under the Plan as part of a Retainer in accordance with clause (ii) above will be 100% vested and nonforfeitable as of the Stock Grant Date, and the Non-employee Director receiving such shares (or his or her custodian, if any) will have immediate rights of ownership in the shares, including the right to vote the shares and the right to receive dividends or other distributions thereon.

(b)           Timing and Manner of Payment Election.  Each Non-employee Director shall elect the form of payment desired for his or her Retainers for a Plan Year by delivering a valid Election Form to the Board or the plan administrator prior to the beginning of the calendar year in which such Plan Year begins.  The election will be effective as of the first day of the Plan Year beginning after the Board or the plan administrator timely receives the Non-employee Director’s Election Form.  The Election Form signed by the Non-employee Director prior to the Plan Year will be irrevocable for the coming Plan Year.  However, prior to the beginning of the calendar year in which the following Plan Year begins, a Non-employee Director may change his or her election for future Plan Years by executing and delivering a new Election Form indicating different choices.  If a Non-employee Director fails timely to deliver a new Election Form for a particular Plan Year, his or her Election Form in effect during the previous Plan Year shall continue in effect during the new Plan Year.

9.           Changes in Capital Structure.  In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per share value of the shares of Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5 shall be adjusted proportionately, and the Board shall make such adjustments to the Plan as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  Action by the Board may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to awards; and (iii) any other adjustments that the Board determines to be equitable.  Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares of Common Stock, the authorization limits under Section 5 shall automatically be adjusted proportionately..

10.           Effective Date; Amendment and Termination.  The Plan became effective as of January 1, 2006, and was approved by the shareholders of the Company.  The amendment and restatement to the Plan became effective as of the date indicated in Section 1.

The Board may amend, suspend or terminate the Plan in whole or in part at any time; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, either (i) increase the number of shares issuable under the Plan, or (ii) materially modify the requirements for eligibility, then such amendment shall be subject to shareholder approval; and provided, further, that the Board may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) permit awards made hereunder to be exempt from liability under Section 16(b) of the 1934 Act, (ii) to comply with the listing or other requirements of a securities exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

11.           Limitation of Implied Rights.  Nothing in the Plan or in any stock award will confer on any Non-employee Director any right to continue as a director of the Company.

12.           Expenses of the Plan.  The expenses of administering the Plan shall be borne by the Company.

13.           Governing Law.  The Plan is governed by and will be construed in accordance with the laws of the State of Georgia without regard to conflicts of laws principles, except to the extent such laws are preempted by federal law.

AGL RESOURCES INC.

By:   /s/Dave J. Smith

Name:   Dave J. Smith

Title:     Vice President, Human Resources

Exhibit A

AGL RESOURCES INC.
AMENDED AND RESTATED
2006 NON-EMPLOYEE DIRECTORS EQUITY COMPENSATION PLAN

Prevailing Retainers as of December 9, 2011

Annual Equity Grant (all Non-employee Directors)	$95,000
Annual Retainer (all Non-employee Directors)	$95,000
Lead Director Retainer	$20,000
Committee Chair Retainers
Audit Committee Chair	$15,000
Comp. & Management Development Chair	$15,000
Nominating, Governance and Corp. Responsibility Chair	$15,000